Exhibit 10.1
RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”) is made and entered into by and between Huron Consulting Group Inc. (“Huron”) and _______________ (the “Executive”). This Agreement shall take effect on April 14, 2021 (the “Effective Date”).
RECITALS:
WHEREAS, the Executive performed exceptionally during 2020 and Huron did not adjust outstanding long-term incentive awards to address the negative impact of the pandemic on multi-year performance cycles under existing long-term equity incentive awards; and
WHEREAS, Huron’s Board of Directors (the “Board”) believes it is critical to retain the Executive’s continued services and that a special cash-based award as described below is in Huron’s best interests as it emerges from the challenges presented by the COVID-19 pandemic.
NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, Huron and the Executive (collectively, the “Parties”) hereby agree as follows:
1.    Subject to the terms and conditions set forth below, Huron will pay Executive a total retention bonus in the amount of [insert: applicable amount] ($______) in cash (the “Retention Bonus”).
2.     The Retention Bonus will be paid in three separate installments (each, a “Retention Bonus Payment”) on the Vesting Dates set forth below, provided the Executive is then employed by the Company:
     Vesting Date            Portion of Award Vesting on Vesting Date
     March 1, 2022             1/3 ($_________)
     March 1, 2023             1/3 ($_________)
     March 1, 2024              1/3 ($_________)
Each Retention Bonus Payment will be paid within thirty (30) days after becoming vested on account of continuous service with the Company under this Paragraph 2. For purposes of this Agreement, the term “Company” shall include any subsidiary of the Company that employs the Executive. Upon any termination of the Executive’s employment prior to a Vesting Date set forth above, all remaining Retention Bonus Payments shall be immediately forfeited except as provided in Paragraph 3 below.
3.    If (a) the Executive dies or becomes Permanently Disabled, (b) the Executive’s employment is involuntarily terminated by the Company without Cause, or (c) the Executive

Exhibit 10.1
voluntarily terminates employment for Good Reason, and if Executive (or, if applicable, Executive’s estate or legal representative), signs and does not revoke a Release as provided under Paragraph 5 below, Huron shall pay a pro-rata portion of the next scheduled Retention Bonus Payment to the Executive (or the Executive’s estate or personal representative, as applicable) within thirty (30) days after any such termination of employment. For purposes of this Agreement, the pro-rata portion will be determined by multiplying (x) the next scheduled Retention Bonus Payment under the table in Paragraph 2 above, by (y) a fraction, the numerator of which is the number of days Executive was employed by the Company since the immediately preceding March 1st until terminating employment and the denominator of which is 365.
4.    Whether the Executive has become Permanently Disabled or the Executive’s employment has been involuntarily terminated by the Company without “Cause” or has been terminated by the Executive for “Good Reason” under Paragraph 3 above shall be determined pursuant to the terms of the Senior Management Agreement by and between Huron and the Executive dated [insert: applicable date] (the “Senior Management Agreement”).
5.    Any payment of a Retention Bonus Payment after the Executive’s termination of employment that becomes vested under Paragraph 3 above shall be conditioned on Executive (or Executive’s estate or personal representative, as applicable) executing after such termination of employment, and not revoking, a written general release in a form acceptable to the Company (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive has accrued a vested benefit).
6.    Executive shall be eligible to receive Retention Bonus Payments under the terms of this Agreement notwithstanding any provision in any agreement between the Parties to the contrary, including without limitation, the Senior Management Agreement. The Retention Bonus Payments shall be considered a form of special pay, and not a form of compensation earned under any annual bonus and cash incentive plans for purposes of the Huron Consulting Group Inc. Deferred Compensation Plan and the Senior Management Agreement.
7.    This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, or an exemption (specifically, the short term deferral exemption of section 409A), and shall in all respects be interpreted and administered in accordance with section 409A. Distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A or an exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. Notwithstanding anything in this Agreement to the contrary, if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the amount shall be paid in a lump-sum payment within ten days after the end of the six-month period. In no event may the Executive, directly or indirectly, designate the calendar year of a payment, and if a payment that is subject to execution

Exhibit 10.1
of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later year. Huron does not represent, warrant or guarantee that Retention Bonus Payments will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A or any similar state statute or regulation.
8.    The Retention Bonus Payments will be subject to all minimum required federal, state, and local tax and other withholdings.
9.    This Agreement does not affect the Executive’s at-will employment status. Nothing in this Agreement shall be construed as a commitment or understanding of any kind or nature that the Company will continue to employ the Executive.
10.    By signing this Agreement, Executive reaffirms and acknowledges all of Executive’s obligations under the Restrictive Covenants (as defined and set forth in the Senior Management Agreement), which remain in full force and effect and survive Executive’s termination of employment with the Company.
11.    None of the rights or benefits under this Agreement shall be subject to the claims of any of the Executive’s creditors, and the Executive shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Executive will in all respects be an unsecured creditor of the Company.
12.    This Agreement will be binding on Executive’s heirs, executors and administrators, and on the successors and assigns of Huron. Huron shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within five (5) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.
13.     This Agreement shall terminate immediately after the Retention Bonus is paid in full or after Huron determines that no further Retention Bonus Payments will be paid hereunder.
14.    This Agreement constitutes the entire agreement of the Parties with regard to the Retention Bonus (including the Retention Bonus Payments). This Agreement may be amended only by written agreement signed by an authorized representative of each Party.
15.     This Agreement may be executed in any number of counterparts (including facsimile or as a “pdf’ or similar attachment to an email), each of which shall be an original, but all of which together shall constitute one instrument.
16.    This Agreement shall be governed and construed in accordance with the laws of Illinois applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.

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Exhibit 10.1
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written below.

HURON CONSULTING GROUP INC.

___________________________________________
By:
Its:

[Insert: Executive’s Name]

______________________________________